Exhibit 99.1

BellRing Brands Appoints David Finkelstein to Board of Directors

St. Louis - November 14, 2025 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today announced that David Finkelstein has been appointed to its Board of Directors (the “Board”) and the Audit Committee, effective January 1, 2026. With the addition of Mr. Finkelstein, the Board will consist of eight members.
Mr. Finkelstein is a seasoned executive who brings a wealth of experience to the Board, with twenty years of experience in leadership roles across the financial industry. His expertise includes extensive experience in finance and financial reporting processes along with mergers and acquisitions and capital markets transactions, in the consumer-packaged goods, retail and consumer product manufacturing industries.
Mr. Finkelstein previously served as the head of Consumer and Retail M&A and head of Sports Advisory at Citigroup, Inc. from 2018 to 2025. Prior to joining Citigroup, he served in various positions in the Mergers and Acquisitions Group at Bank of America from 2005 to 2018, and as Managing Director since 2009. Mr. Finkelstein also served in the Mergers and Acquisitions Group at Citigroup, Inc. from 2000 to 2005. He earned his Bachelor of Arts degree in Economics from the University of Chicago.
About BellRing Brands, Inc.
BellRing Brands, Inc. (NYSE: BRBR) is a dynamic and fast-growing consumer brands business with the purpose of Changing Lives with Good Energy. Focused on growing the convenient nutrition category, the company’s brands include Premier Protein, the #1 ready-to-drink protein and convenient nutrition brand, and Dymatize, the brand behind the #1 hydrolyzed protein powder. A culture-driven, pure-play company, BellRing Brands believes nutrition is at the core of a healthy world and produces products with best-in-class nutritional profiles and exceptional flavors. Its products are distributed in over 90 countries across club, mass, food, eCommerce, specialty, drug and convenience. To learn more visit www.bellring.com.
Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(415) 814-9388